Exhibit 5

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY ATLANTA	FIRM and AFFILIATE OFFICES www.duanemorris.com	BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS MEXICO CITY ALLIANCE WITH MIRANDA & ESTAVILLO
November 9, 2015

Unilife Corporation

250 Cross Farm Lane

York, PA 17406

Re:	Unilife Corporation (the “Corporation”) – Form S-3 (Registration File No. 333-197122) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special transaction counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Securities Act”) of the prospectus supplement dated the date hereof (the “Prospectus Supplement”) included in the Registration Statement relating to the offering directly to an institutional investor by the Corporation (the “Offering”) of up to 790 shares (the “Shares”) of the Corporation’s Series A Redeemable Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), up to 5,270,000 shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Series A Preferred Stock and up to 34,730,000 additional shares of Common Stock that the Corporation may issue, at its sole discretion, as a conversion premium or in payment of dividends on such shares of Series A Preferred Stock (collectively, the “Conversion Shares”).

The Shares are being offered and sold in pursuant to a Securities Purchase Agreement dated November 9, 2015 between the Corporation and Discover Growth Fund (the “Purchase Agreement”).

As special transaction counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Prospectus Supplement and the Purchase Agreement. We bring to your attention that we did not supervise or prepare the prospectus dated October 3, 2014 included in the Registration Statement.

DUANE MORRIS LLP
30 SOUTH 17TH STREET	PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000 FAX: +1 215 979 1020

Unilife Corporation

November 9, 2015

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a. The Purchase Agreement;

b. The Certificate of Incorporation of the Corporation, as amended, including the Certificate of Designation related to the Series A Preferred Stock (the “Certificate of Designation”), certified by the Secretary of State of the State of Delaware;

c. The Amended and Restated By-laws of the Corporation in the form filed with the Securities and Exchange Commission; and

d. Resolutions of the Board of Directors of the Corporation, as attested by the Secretary of the Corporation.

We have also examined such other certificates of public officials, such certificates of executive officers of the Corporation and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Corporation on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Purchase Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based upon the foregoing, we are of the opinion that

1. The issuance of the Shares pursuant to the terms of the Purchase Agreement against receipt by the Corporation of the consideration for the Shares as specified in the Purchase Agreement will result in the Shares being legally issued, fully paid and non-assessable.

2. The issuance of the Conversion Shares upon conversion of the Shares pursuant to the terms of the Certificate of Designation will result in the Conversion Shares being legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

Unilife Corporation

November 9, 2015

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinion expressed herein is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus and the prospectus supplement that is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DUANE MORRIS LLP